UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                                                 SEC FILE NUMBER
                                                                      28348

                                                                   CUSIP NUMBER
                                                                    233041-30-0
                                  FORM 12b - 25

                           NOTIFICATION OF LATE FILING

                                  (Check One):


        |_| Form 10-K and Form 10-KSB       |_| Form 20-F         |_| Form 11-K
        |X| Form 10-Q and Form 10-QSB       |_| Form N-SAR

        For Period  Ended:  June 30, 1999
        |_|  Transition  Report on Form 10-K
        |_|  Transition  Report on Form 20-F
        |_|  Transition  Report on Form  11-K
        |_|  Transition  Report  on Form  10-Q
        |_|  Transition  Report on Form N-SAR
        For the Transition Period Ended: __________________________

Read the attached
instruction sheet before preparing form.  Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

PART I --
REGISTRANT INFORMATION
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        DBS Industries, Inc.
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Full Name of Registrant
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        N/A
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       100 Shoreline Highway, Suite 190A
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Address of Principal Executive Office (Street and Number)
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        Mill Valley, CA  94941
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City, State and Zip Code

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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b) [paragraph 23, 047], the following should be completed.
(Check box if appropriate.)

|X|     (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort expense;

|X|     (b)    The subject annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|     (c)    The accountant's statement or other exhibit required by Rule
               12b - 25(c) has been attached if applicable.
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PART III -- NARRATIVE
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State below in  reasonable  detail the  reasons  why Form 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Registrant was involved in a certain significant transaction late in the second fiscal quarter. The Registrant requires additional time to fully reflect such transaction in its quarter-end financial statements.

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PART IV -- OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification.

Roger D. Linn                                       (916) 442-0400
---------------------                           ------------------------------
(Name)                                         (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

        |X| Yes                     |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

        |_| Yes                     |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

           DBS Industries, Inc.
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(Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   DBS INDUSTRIES, INC.

Date:  August 12, 1999                            By:/s/ FRED THOMPSON
                                                     ___________________________
                                                         Fred W. Thompson, CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).